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CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to Registration Statement No.33-47641 of Lord Abbett Research Fund, Inc. on Form N-1A of our report dated January 28, 2000, appearing in the annual report to shareholders of Lord Abbett Research Fund - Growth Opportunities Fund for the year ended November 30, 1999, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
New York, New York
March 28, 2000